UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2020

AYALA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39279	82-3578375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Oppenheimer 4

Rehovot 7670104, Israel

(Address of principal executive offices) (Zip Code)

+972-8-373-1541

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AYLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2020, the Board of Directors (the “Board”) of Ayala Pharmaceuticals, Inc. (the “Company”) appointed Vered Bisker-Leib, Ph.D., MBA as a Class III director of the Company, effective immediately. Dr. Bisker-Leib has been appointed to serve on the Audit Committee of the Board (the “Audit Committee”), replacing Robert Spiegel, M.D., FACP, and on the Compensation Committee of the Board (the “Compensation Committee”), replacing Todd Sone.

Dr. Bisker-Leib will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $25,000, an annual retainer for service on the Audit Committee of $5,000, an annual retainer for service on the Compensation Committee of $5,000, and an initial award of an option to purchase 8,750 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $10.98, the closing price per share of the Company’s common stock on the date of grant, and will vest in thirty-six substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to continued service on the Board through each such vesting date. Dr. Bisker-Leib has also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYALA PHARMACEUTICALS, INC.

Date: August 20, 2020	By:	/s/ Roni Mamluk
Roni Mamluk, Ph.D.
President and Chief Executive Officer